Media Contact:	Investor Contact:
Leslie Moore	Giuseppe Incitti
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5025	(650) 846-5637
lmoore@tibco.com	gincitti@tibco.com

TIBCO SOFTWARE ANNOUNCES $300 MILLION SHARE REPURCHASE PROGRAM

PALO ALTO, Calif., April 26, 2013 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that its Board of Directors has authorized a share repurchase program pursuant to which the company may repurchase up to $300 million of its outstanding common stock. This program refreshes the company’s previous $300 million share repurchase program, under which approximately $75.8 million was still remaining.

The repurchases under the program will be made in open market or privately negotiated transactions. The manner, timing and amount of any repurchases will be determined by the company based on an evaluation of market conditions, stock price and other factors. The program does not obligate TIBCO to acquire any particular amount of common stock, and it may be modified or suspended at any time at TIBCO’s discretion.

About TIBCO
TIBCO Software Inc. (NASDAQ: TIBX) is a provider of infrastructure software for companies to use on-premise or as part of cloud computing environments. Whether it's optimizing claims, processing trades, cross-selling products based on real-time customer behavior, or averting a crisis before it happens, TIBCO provides companies the two-second advantage® - the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. More than 4,000 customers worldwide rely on TIBCO to manage information, decisions, processes and applications in real time. Learn more at www.tibco.com.

TIBCO, two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Legal Notice Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. TIBCO’s intentions with regard to the share repurchase program may be affected by a number of factors which include the market price of TIBCO’s stock, general business and market conditions, and management’s determination of alternative needs and uses of TIBCO’s cash resources. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 3, 2013. TIBCO assumes no obligation to update the forward-looking statements included in this release.